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                                                                  EXHIBIT 3.3



                       CERTIFICATE OF RETIREMENT OF STOCK
                                       OF
                                  SYMBION, INC.

                     Pursuant to Section 243 of the General
                    Corporation Law of the State of Delaware

            Symbion, Inc. (the "Corporation"), a corporation organizing and existing under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), does hereby certify the following:

            1. The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 16,946,316 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). Of such shares of Preferred Stock, 4,341,726 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and 2,604,590 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred Stock") pursuant to the Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock filed with the Delaware Secretary of State on September 16, 2002 (the "Certificate of Designation"). All of the designated Series A Preferred Stock and Series B Preferred Stock was issued in 2002.

            2. On February 11, 2004, all of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock were converted into shares of Common Stock of the Corporation and the right to receive a cash payment, in accordance with the provisions of the Certificate of Designation.

            3. Pursuant to the Certificate of Designation, the shares of issued and outstanding Series A Preferred Stock and Series B Preferred Stock so converted are prohibited from being reissued and shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

            4. Pursuant to Section 243 and other applicable provisions of the Delaware General Corporation law, upon the effective date of this Certificate, the Certificate of Incorporation, as amended, of the Corporation shall be further amended so as to effect a reduction of the authorized shares of Preferred Stock from 16,946,316 shares to 10,000,000 shares.

                          [Signature on following page]


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            IN WITNESS WHEREOF, Symbion, Inc. has caused this Certificate to be signed by its duly authorized officer, as of the 10th day of March, 2004.


                                            SYMBION, INC.



                                            By:   /s/ R. Dale Kennedy
                                                  ------------------------------
                                                  R. Dale Kennedy
                                                  Secretary and Vice President
                                                  of Management Services